EXHIBIT 10.10

SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (“this Agreement”) is made as of September 21, 2012 by OMNICARE, INC. a corporation organized and existing under the laws of the State of Delaware, its parents, affiliates, subsidiaries, including but not limited to Omnicare Management Company, Inc., divisions, successors and assigns and the employees, officers, directors, shareholders and agents thereof (collectively referred to throughout this Agreement as the “Company”), and JEFFREY M. STAMPS (“Executive”).
RECITALS:
WHEREAS, Executive and the Company were parties to an Employment Agreement dated June 1, 1999 and amended on December 31, 2002, December 29, 2008, April 11, 2009 and December 7, 2010 (the “Employment Agreement”);
WHEREAS, the Company and the Executive mutually agree that the Executive’s Employment Agreement and his employment will terminate effective as of November 15, 2012;
WHEREAS, the end of the term of Executive’s Employment Agreement is approaching, and the Company has decided that instead of allowing the Employment Agreement to expire by the Company providing notice of its intent not to renew the Employment Agreement, the Company and Executive have agreed to terminate the Employment Agreement and Executive’s employment according to the terms set forth herein;
WHEREAS, through his signature and non-revocation of such signature to this Agreement and to Exhibit A hereto and in exchange for the benefits provided herein, Executive is agreeing to waive and release any claims against the Company; and
WHEREAS, the parties wish to settle their mutual rights and obligations arising from such termination of Executive’s Employment Agreement and Executive’s employment subject to the terms and conditions as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Cessation of Employment Relationship.

(a) Executive’s Employment Agreement and Executive’s employment with the Company will terminate effective on November 15, 2012 (the “Termination Date”). Executive hereby resigns, effective as of November 15, 2012, from his position as Executive Vice President and President, Long-Term Care Group and from all other positions and offices with the Company and any affiliate of the Company. Executive hereby waives any right to notice of termination of his employment and payment in lieu thereof.

(b) Executive agrees that until his Termination Date he shall perform those tasks, and either be present at the Company’s offices or be available, as directed by the Chief Operating Officer and President and/or his designee and thereby contribute toward a meaningful transition of his duties and client, customer and other business relationships. As part of such transition, within thirty (30) days after signing this Agreement, Executive shall provide to the Chief Executive Officer, and/or Chief Operating Officer and President or their designee in a format directed: (i) a plan for the transition of customer contracts and relationships to a successor to Executive’s role as designated by the Chief Executive Officer, and/or Chief Operating Officer and President; (ii) will fully cooperate in calling clients and communicating Omnicare’s message to effectuate a smooth transition as provided to him by Chief Operating Officer and/or his designee; and (iii) all of Executive’s operational, institutional and business knowledge and all of the customer and contractual information known by Executive that relate to the performance of Executive’s duties for the Company.

Executive shall also participate in the interview referred to in Section 4 (a) below. Executive shall not remove, copy, or utilize any of the Company’s files, memoranda, documents, records, electronic records, or software except as in the interest of the Company in the performance of the tasks he is to perform pursuant to this Paragraph.

(c) Executive and the Company shall come to mutual agreement regarding the communication of Executive’s departure from the Company. Nothing herein shall prevent the Company from complying with its regulatory obligations.

2.    Payment Obligations.
(a)    Accrued Salary. The Company shall pay to Executive his accrued and unpaid base salary through the Termination Date, in accordance with the Company’s normal payroll practices.
(b)     Severance. Subject to Section 7(a), the Company shall pay to Executive $730,312.83 in equal pro-rata installments over eighteen (18) months in accordance with the Company’s normal payroll practices, with payment commencing on the first payroll date following the thirtieth (30th) day after the Termination Date.
(c)    Health Care. If the Executive elects to continue coverage under the Company’s group health insurance plan in accordance with the COBRA continuation coverage requirements, the Company will pay Executive’s premiums for health care continuation coverage for Executive and his eligible dependents upon the same terms and conditions in effect for active employees of the Company subject to Executive's continued co-payment of premiums for such coverage until the last day of the 18-month period beginning on Executive’s Termination Date, provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of premium payments by the Company shall immediately cease. The Executive agrees to notify the Company promptly if and when he begins employment with another employer and if and when he (and his eligible dependents) becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.
(d)     Business Expenses. The Company shall pay to Executive an amount equal to any unreimbursed expenses as of the Termination Date in accordance with the Company’s standard procedures for expense reimbursement.
(e)        Restricted Stock. On the Termination Date, Executive shall vest in the 76,989 shares of restricted stock previously awarded to him by the Company that are outstanding and unvested as of the date of this Agreement.
(f)    Stock Options. On the Termination Date, Executive shall vest in the non-qualified option to purchase 20,057 shares of Company common stock previously awarded to him by the Company that is outstanding and unvested as of the Termination Date. Notwithstanding any provision of any stock option award agreement to the contrary, Executive shall have the right to exercise his non-qualified options until the later date of three (3) months following the Termination Date or the expiration date of the non-qualified stock option as set forth in the stock option award agreement.
(g)    Performance Stock Units. On the Termination Date, Executive shall forfeit all performance stock units granted to him by the Company to the extent outstanding and unvested as of the Termination Date.
(h)    Rabbi Trust Deferred Compensation Plan. On the Termination Date, Executive shall be fully vested in the $715,753.31 previously credited to his account under the Omnicare, Inc. Rabbi Trust for Deferred Compensation Arrangements plan. $157,954.58 shall be paid in a lump sum no later than four months following the Termination Date and $544,205.49 shall be paid in a lump sum on the first payroll date following the six-month anniversary of the Termination Date or following Executive’s death, if earlier.

(i)    Split Dollar Life Benefit. Beginning in 2013, the Company shall pay to Executive $7,991 per year until the earlier of 2025 or Executive’s death, as a bonus and the taxes on such bonus, pursuant to its obligations under the split dollar life insurance agreements between the Company and the Executive that were entered into in 1996 (the “Split Dollar Agreements”).  Executive acknowledges and agrees that he has no entitlement under the Split Dollar Agreements other than as set forth in this Agreement.  Executive agrees to perform all of his obligations under the Split Dollar Agreements.
(j)    Other Benefits.
(i)    The Company shall pay to Executive a lump sum of $30,741.02 for earned but unused vacation time as of the Termination Date in accordance with Company policy;
(ii)    The parties understand that Executive is not entitled to, and shall not receive, any incentive awards under the Omnicare, Inc. Annual Incentive Plan for the 2012 calendar year.
(k)    No Consideration Absent Execution of this Agreement and No Additional Payment Owed. Executive understands and agrees that unless otherwise required by law or vested under the governing plan documents and/or agreements, other than Section 2(c), Executive would not receive the monies or benefits specified in Section 2 except for Executive’s execution of and non-revocation of Executive’s signature to this Agreement and the General Release and Covenant Not to Sue attached as Exhibit A hereto (the “Release”) and the fulfillment of the promises contained therein. Except as provided in this Section 2, Executive shall not be due any payments or benefits from the Company in connection with his employment or the termination of his employment.
3.    Waiver and Release of All Claims.
(a)    The receipt of the payments and benefits provided under this Agreement is conditioned upon (1) the Executive’s execution and non-revocation of this Agreement and (2) Executive’s execution of the Release within five (5) days of the Termination Date and his non-revocation of the Release. If Executive’s agreement to this Section 3 of the Agreement is revoked prior to the expiration of the revocation period set forth in this Agreement or the Release is not timely executed, or if Executive’s signature to the Release is revoked prior to the expiration of the revocation period set forth in the Release, (the date the Release becomes non-revocable, the “Release Date”): (1) all payments, benefits or rights under Section 2 of this Agreement shall be forfeited unless otherwise required by law or vested under the governing plan document and/or agreements (except for Section 2 (c) which shall remain in full force and effect), and (2) the remaining provisions of this Agreement shall be in full force and effective as of the date Executive executes this Agreement. (b)    In exchange for the consideration provided in Section 2 of this Agreement, Executive knowingly and voluntarily releases and forever discharges the Company and its parent corporation, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former employees (except Patrick Downing), attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
This Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company Executive may have or any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute or other claims that cannot by law be waived (claims with respect thereto, collectively, "Excluded Claims").
Executive further agrees, warrants, promises and covenants that, to the maximum extent permitted by law, neither Executive, nor any person, organization, or other entity acting on Executive’s behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. Executive has not assigned or transferred, and will not assign or transfer, any claim that Executive is waiving and releasing herein, nor has Executive purported to do so. If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.
Nothing in this Agreement shall be viewed as Executive releasing claims or counterclaims against Patrick Downing.
(c)    Knowing and Voluntary Waiver. Executive has been given but has voluntarily declined twenty-one (21) days to review this Agreement. Executive has been advised to consult with an attorney prior to signing of this. Executive may revoke his signature to this Section 3 of the Agreement for a period of seven (7) calendar days following the date on which Executive signs this Agreement. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Senior Corporate Counsel, and state, “I hereby revoke my acceptance of Section 3 of our Separation Agreement.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed via overnight delivery to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, within seven (7) calendar days after Executive signs this Agreement. (See Section 3 (a) for consequences of revocation.) Executive agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Agreement, Executive freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Executive has or might have against Releasees.

4.	Cooperation.

(a)    In consideration for the payments and benefits to Executive hereunder, Executive hereby agrees that Executive shall reasonably cooperate with the Company and its affiliates and provide information and assistance to the Company and its affiliates, that relate to Executive’s prior positions with and work conducted on behalf of the Company and its affiliates. In connection with Executive's cooperation duties and responsibilities under this section, Executive shall provide, within fifteen (15) days following the date of this Agreement, an exit interview with an individual or individuals designated by the Company. Executive hereby represents and warrants that during such exit interview Executive shall provide a thorough and comprehensive description of all facts known to him personally, to the full extent of Executive’s knowledge or belief, that the Company or any of the Releasees (as defined herein), has violated or is currently in violation of any federal or state law, regulation, standard, requirement, or Corporate Compliance Program (specifically including but not limited to the Federal False Claims Act, 31 U.S.C. § 3729 et seq., or any state law equivalent, the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812, or the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b et seq.).
(b)    Executive further agrees to assist the Company and its affiliates with respect to all reasonable requests to provide documents, testify, or otherwise assist in connection with any legal proceeding or matter relating to the Company and its affiliates, including but not limited to, any Federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Agreement or other proceedings in which the Executive is a named party whose interests are adverse to those of the Company. Executive also hereby consents to testify on behalf of the Company should the Company designate him to testify pursuant to a subpoena served on the Company pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure or any similar state or agency rule. All such requests to provide services, including any subpoenas, shall be scheduled with good faith consideration for Executive’s personal, employment, and other obligations. The Company shall reimburse Executive for all reasonable travel, lodging and other similar expenses), as well as reasonable compensation for Executive’s time (not including time providing actual testimony), incurred in connection with fulfilling his obligations under this Section 4(b).
(c)    To the extent permitted by law and not contrary to any court or governmental orders or requests, Executive hereby agrees that he shall notify the Company promptly (and in any event within seven business days) if he is contacted in connection with any litigation, proceeding or governmental investigation that may concern the Company or its affiliates and, without limitation of the foregoing, shall forward to the Company’s General Counsel, by overnight delivery, any subpoena or other document received by him in connection with any such matter within seven business days of receipt.
(d)    Executive agrees that Executive will not seek or accept employment or contract placement with the Company or any of its related or affiliated companies at any time in the future, including, but not limited to, regular, temporary, contract or consulting employment. In the event that Executive is contracted for or hired by the Company, Executive expressly acknowledges that Executive’s contract or employment may be terminated on the basis of this Agreement. The Company and Executive agree that this subparagraph is a negotiated, nonretaliatory term of this Agreement.
5.    Noncompetition, Nonsolicitation and Nondisclosure.
               (a) Nondisclosure.  Executive shall not directly or indirectly use any proprietary, “confidential information” of the Company for any purpose not associated with the Company’s activities or disseminate or disclose any such information to any person or entity not affiliated with the Company. Such proprietary, “confidential information” includes, without limitation, customer lists, computer technology, programs and data, whether online or off-loaded onto disk format, sales, marketing and prospecting methodologies, plans and materials and any other such plans, programs, methodologies and materials uses in managing marketing or furthering the Business. Executive will undertake all reasonably necessary and appropriate steps to ensure that the confidentiality of the Company’s proprietary, “confidential information” shall be maintained.

                (b) Nonsolicitation. While Executive is employed by the Company and for a period of eighteen (18) months following the Termination Date, and within the States in which the Company of Omnicare operates the Business, Executive agrees to the following:

(i)        Not to directly or indirectly contact, solicit, serve, cater or provide services to any customer, client, organization or person who, or which has had a business relationship with the Company during the eighteen (18) month period preceding Executive’s Termination Date;

(ii)       Not to directly or indirectly influence or attempt to influence any customer, client, organization or person who, or which, has had a business relationship with the Company during the eighteen (18) month period preceding Executive’s Termination Date to direct or transfer away any business or patronage from the Company;

(iii)      Not to directly or indirectly solicit or attempt to solicit any employee, officer or director to leave the Company, or to contact any customer or client in order to influence or attempt to influence the directing or transferring of any business or patronage away from the Company; and

(iv)      Not to directly or indirectly interfere with or disrupt any relationship, contractual or otherwise, between the Company and their respective customers, clients, employees, independent contractors, agents, suppliers, distributors or other similar parties.

(c)    Noncompetition. While Executive is employed by the Company and for a period of eighteen (18) months following the Termination Date, Executive will not directly or indirectly engage, consult with or for, or hold an interest in any business competing with the Business as then conducted by the Company, nor directly or indirectly have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in, any business which shall compete with the Business as then conducted by the Company, in the United States and such other defined geographic areas in which the Company operates the Business.

(d)     Business. “Business” means the provision of pharmaceutical products and ancillary services, including, but not limited to, specialty pharmaceutical products and support services, to long-term care facilities, other healthcare service providers and recipients of services from such facilities, and any other businesses in which the Company or its affiliates is engaged in on the Termination Date.

(e)    Compliance. Executive represents and warrants that during his employment with the Company Executive fully complied with all obligations pertaining to nondisclosure, nonsolicitation and noncompetition as set forth in section 5 of the Employment Agreement. Executive also acknowledges and agrees that the payments and other benefits provided to him pursuant to Section 2 of this Agreement is specifically dependent upon Executive’s compliance with all provisions of this Agreement including but not limited to the provisions pertaining to nondisclosure, nonsolicitation and noncompetition set forth in this section.

(f)    Future Employers. Executive agrees to advise any and all employers or potential employers of Executive’s obligations set forth in this section of the Agreement.

6.    Non-Disparagement Covenant. Executive shall not make any statements, whether written or oral, disparaging or denigrating Omnicare, Inc., including its current, former and future officers, directors, employees, agents, representatives, attorneys, and shareholders. Omnicare, Inc. shall instruct the members of its board of directors, its executive officers and its employees with the title of Senior Vice President or above, in each case who hold such positions as of the date of this Agreement, not to make any statements, whether written or oral, disparaging or denigrating Executive other than written or oral statements among employees and directors of Omnicare, Inc.

7.	Miscellaneous.

(a)    Section 409A Compliance. This Agreement is intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Code Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. The Company shall have no liability to Executive if this Agreement or any amounts paid or payable hereunder are subject to Code Section 409A or the additional tax thereunder.
For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.
Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of executives deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.
(b)    Withholding. All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, offsets, social security and other federal, state and local taxes and deductions.
(c)    Waiver. Failure of the parties at any time to enforce any provision of this Agreement or to require performance by the other party of any provisions hereof shall in no way affect the validity of this Agreement or any part hereof or the right of either party thereafter to enforce its rights hereunder; nor shall it be taken to constitute a condonation or waiver by the party of that default or any other or subsequent default or breach.
(d)    Return of Company Property. Executive shall promptly return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, identification badges and any other property of the Company or its affiliates in his possession, including, but not limited to, pricing information, customer information, and contracts and contractual information. Executive shall not retain originals or copies of any items described in this paragraph including paper and electronic copies.
(e)    Nonadmission of Liability. This Agreement is not an admission of guilt or wrongdoing by any Releasees and Executive acknowledges that the Releasees deny that they have engaged in wrongdoing of any kind or nature.
(f)    Consent to Jurisdiction. The parties hereby (i) agree that any suit, proceeding or action at law or in equity (an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Hamilton County, Ohio, (ii) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (iii) irrevocably submit to the jurisdiction of any such Action, and (iv) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 7(g) hereof, or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 7(g) hereof, and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that such service of process shall have the same force and validity as if service were made to him or it according to the law governing such service in the State of Ohio, and waive all claims of error by reason of any such service.
(g)    Notices. All notices or other communications hereunder shall not be binding on either party hereto unless in writing, and delivered to the other party thereto at the following address:

If to the Company:
Omnicare, Inc.
900 Omnicare Center
201 E. Fourth Street
Cincinnati, OH 45202
Attention: General Counsel

With a copy to:

Scott Carroll
Jackson Lewis LLP
PNC Center
26th Floor
201 East Fifth Street
Cincinnati, OH  45202

If to Executive:	Jeffrey M. Stamps 5132 Cedar Brooke Court Springboro, Ohio 45066 With a copy to: Randy Freking Freking and Betz 525 Vine Street, Suite 600 Cincinnati, Ohio 45202
Notices shall be deemed duly delivered upon hand delivery thereof at the above addresses, one day after deposit with a nationally recognized overnight delivery company, or three days after deposit thereof in the United States mails, postage prepaid, certified or registered mail. Any party may change its address for notice by delivery of written notice thereof in the manner provided.
(h)    Assignment. No rights of any kind under this Agreement shall, without the prior consent of the Company, be transferable to or assignable by Executive or any other person or, except as provided by applicable law, be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company and its respective successors and assigns.
(i)    Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Ohio, without regard to the conflicts of law principles thereof.

(j)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.
(k)    Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.
(l)    Entire Agreement. This Agreement (including the Release) constitutes the entire understanding and agreement between the parties hereto and, except as expressly set forth herein, supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, concerning the subject matter hereof, including but not limited to the Employment Agreement. All negotiations by the parties concerning the subject matter hereof are merged into this Agreement, and there are no representations, warranties, covenants, understandings or agreements, oral or otherwise, in relation thereto by the parties hereto other than those incorporated herein and Executive has not relied on any representations, warranties, covenants, understandings or agreements in signing this Agreement. No supplement modification or amendment of this Agreement shall be binding unless executed in writing by the parties.
(m)    Consequences of Breach by Executive. Executive acknowledges that the Company is entering this Agreement in reliance on his promises, agreements, warranties, and covenants to adhere to each of the responsibilities and duties as described throughout this Agreement, and that the promises, agreements, warranties, covenants, duties, responsibilities and obligations set forth in each section of this Agreement each constitute a material inducement for the Company to enter this Agreement. In the event that Executive breaches any provision of this Agreement, including but not limited to any provision of Section 5, Executive agrees that, in addition to any other remedies available to the Company at law or in equity, the Company shall cease all payments and benefits under Section 2 hereof and Executive agrees to repay to the Company any severance payments specified in Section 2(b) that he has received. Executive further acknowledges and agrees that the provisions of Section 5 of this Agreement are reasonable and appropriate in all respects, and in the event of any violation by Executive of any such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation, threatened violation, or attempted violation of any such provisions by Executive, Executive shall be subject to legal action for such breach or violation and may be held liable to the Company for contractual and/or other legal or equitable remedies, including return of severance payments provided under this Agreement and the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief. Executive agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Executive of this Agreement. All rights and remedies of the Company under this Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, under any other agreement, at law, or in equity.

(n)    Clawback. In addition to any compensation recovery (clawback) which may be required by this Agreement, law or regulation (including but not limited to any clawback required by Section 954 of the Dodd-Frank Act), Executive acknowledges and agrees that any compensation paid under this Agreement shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following the Termination Date as required by law.
(o) Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. To avoid any confusion, should any provision of Section 5 of this Agreement be deemed illegal or unenforceable because its scope is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the provision as modified valid, legal and enforceable.
SIGNATURES ON FOLLOWING PAGE

Upon the advice of counsel, Executive hereby waives the 21-day period provided to consider this Agreement in Section 3(c).
INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.

/s/ Alexander M. Kayne
By: Alexander M. Kayne
Title: SVP, General Counsel and Secretary

EXECUTIVE

/s/ Jeffery M. Stamps
By: Jeffrey M. Stamps

EXHIBIT A
GENERAL RELEASE AND COVENANT NOT TO SUE

I, Jeffrey M. Stamps, on behalf of myself and my heirs, executors, administrators and assigns, in consideration of the benefits provided in Section 2 of the separation agreement between Omnicare, Inc. and Jeffrey M. Stamps, dated as of 9/21/12 (the “Separation Agreement”), to which this General Release and Covenant not to Sue (the “Release”) is attached, do hereby knowingly and voluntarily release and forever discharge the Company and its parent corporation, affiliates, subsidiaries, including but not limited to Omnicare Management Company, Inc., divisions, predecessors, insurers, successors and assigns, and their current and former employees (except Patrick Downing), attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Release as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which I have or may have against Releasees as of the date of execution of this Release, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The False Claims Act (including the qui tam provisions thereof);

•	The Sarbanes-Oxley Act of 2002;

•	The Older Workers Benefit Protection Act;

•	any other federal, state or local law, rule, regulation, or ordinance;

•	any public policy, contract, tort, or common law; or

•	any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters.
If any claim is not subject to release, to the extent permitted by law, I waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Releasee is a party.

Nothing in this Release shall be viewed as my releasing claims or counterclaims against Patrick Downing.
This Release shall not, however, apply to any obligation of the Company pursuant to the Separation Agreement, any rights to indemnification from the Company I may have or any benefit to which I am entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits or any other welfare benefits required to be provided by statute (claims with respect thereto, collectively, "Excluded Claims").
I have been given but have voluntarily declined twenty-one (21) days to review this Release. I have been advised to consult with an attorney prior to signing of this. I understand that I may revoke my signature to this Release for a period of seven (7) calendar days following the date on which I sign this Release. Any revocation within this period must be submitted, in writing, to J. Phenise Poole, Senior Corporate Counsel, and state, “I hereby revoke my acceptance of the General Release.” The revocation must be personally delivered to J. Phenise Poole or her designee, or mailed via overnight delivery to Omnicare, Inc., 900 Omnicare Center, 201 E. Fourth Street, Cincinnati, Ohio 45202, within seven (7) calendar days after Executive signs this Release. Executive agrees that any modifications, material or otherwise, made to this Release do not restart or affect in any manner the original up to twenty-one (21) calendar day consideration period. By signing this Release, Executive freely and knowingly, and after due consideration, enters into this Release intending to waive, settle and release all claims Executive has or might have against Releasees.
I further agree, warrant, promise and covenant that, to the maximum extent permitted by law, neither I, nor any person, organization, or other entity acting on my behalf has filed or will file, sued or will sue, caused or will cause, or permitted or will permit to be filed, initiated or will initiate any lawsuit for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Releasees other than Excluded Claims. I have not assigned or transferred, and will not assign or transfer, any claim that I am waiving and releasing herein, nor have I purported to do so.
This Release will be governed by and construed in accordance with the laws of the State of Ohio. If any provision in this Release is held invalid or unenforceable for any reason, the Executive intends that such portion be modified to make it enforceable to the maximum extent permitted by law. If any such portion cannot be modified to be enforceable, the remaining provisions shall be construed as if the invalid or unenforceable provision had not been included.
For the avoidance of doubt, nothing contained herein shall preclude me from enforcing my rights to the benefits due and owing to me under the Separation Agreement. I also acknowledge that any dispute regarding the terms of this Release shall be subject to Section 7(f) of the Separation Agreement.
IN WITNESS WHEREOF, I have executed this Release on this 15 day of November, 2012.
/s/ Jeffery M. Stamps
Jeffrey M. Stamps

4812-9482-1137, v. 2-9482-1137, v. 1-6344-8849, v. 5